INDEPENDENT MASTER DISTRIBUTOR AGREEMENT

      THIS INDEPENDENT MASTER DISTRIBUTOR AGREEMENT (this "Agreement") is made and entered into as of the 13th day of January 1997, (the "Effective Date") by and between DIGITEC 2000, INC., a Nevada corporation, and Carlos Gomez, an individual and CG COM, INC., a New York corporation ("Master Distributor").

WITNESSETH:

      WHEREAS, DigiTEC manufactures and sells the TEC Direct prepaid telephone cards issued jointly with Frontier Communications Corporation; and

      WHEREAS, Master Distributor desires to act as a Master Distributor to market and sell the prepaid telephone cards (the "Cards") to individuals and business customers (hereinafter referred to collectively as "Customers" and individually as a "Customer"), through which such Customers may access the services listed on Exhibit A attached hereto (the "Services") for the prices set forth on Exhibit A:

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and intending to be legally bound by this Agreement, DIGITEC and Master Distributor agree as follows:

1.    RELATIONSHIP

      a DIGITEC appoints Master Distributor, and Master Distributor accepts such appointment, for the sale to Customers of the Cards. Subject to meeting the sales volume requirements in Paragraph 4 and the terms and conditions of this Agreement, Master Distributor shall have exclusive distribution in the State of New York. Master Distributor shall have 120 days to stop marketing cards not produced by DIGITEC and market DIGITEC's Cards exclusively. After 120 days, DIGITEC at its sole option shall allow for additional 30 day extensions. Additionally, DIGITEC shall place its employees at the office of the Master Distributor to fulfill its own business. DIGITEC will refer its TEC Direct sales in the exclusive area to Master Distributor. Master Distributor will be the Master Distributor in all other states. In the states where DIGITEC has no current Master Distributor, DIGITEC shall also refer its TEC Direct sales to Master Distributor.

      b This Agreement does not create an employment agreement, joint venture or partnership between the parties hereto, and neither party has any right nor any authority to act on behalf of the other beyond that expressly granted herein. Master Distributor shall conduct its business at its own initiative, responsibility and expense.

      c During the term of this Agreement and thereafter, DIGITEC reserves the right, without obligation or liability to Master Distributor for payment of compensation or otherwise, to market the Services, whether through its own representatives, through other independent representative(s) or otherwise.

2.    TERM

      a This Agreement shall become effective as of the Effective Date and shall continue in effect until the later of two (2) years after the Effective Date with an option to extend the Agreement for an additional year.

      b Either party may terminate this Agreement (i) if the other party becomes insolvent, makes an assignment for the benefit of creditors or files a petition for reorganization under bankruptcy law; (ii) if a petition in bankruptcy is filed by or against the other party and not dismissed within sixty (60) days thereafter; or (iii) if the other party is in breach of a material term or provision of this Agreement and such material breach or default is not cured within thirty (30) days after the other party receives notice of such breach or default.

3. COMMISSIONS. Provided that Master Distributor purchases a minimum of wholesale value per month of cards in accordance with Paragraph 4, DIGITEC shall pay Master Distributor commissions ("Commissions") equal to thirty-six percent
(36) of (a) the face value of each Card sold by Master Distributor where Master Distributor has delivered to DIGITEC exemption certificates ("Certificates") with respect to applicable states and use taxes and federal excise and communications taxes ("Taxes") on the sale of such Cards, or (b) the face value of each Card sold by Master Distributor less applicable Taxes where Master Distributor has not delivered Certificates to DIGITEC with respect to such Cards. Commissions for the sale of a Card shall be paid to Master Distributor at the time Distributors remit to DIGITEC, in readily available funds, an amount equal to the face value of such Cards, less the commissions on such Cards. DIGITEC may offset against Master Distributor's Commissions any amounts that Master Distributors may owe to DIGITEC under this Agreement.

      As additional commission DIGITEC will allow Master Distributor 0.25% of its monthly sales for advertising and promotional purposes provided that Master Distributor complies with the terms and conditions under Paragraphs 6 and 7.

4. SALES VOLUME REQUIREMENTS. Master Distributor agrees to the following minimum monthly sales volume levels:

      First Month:                  $1.0 Million
      Second Month:                 $2.0 Million
      Third Month:                  $3.0 Million
      Fourth Month:                 $4.0 Million
      Fifth Month and Thereafter:   $5.0 million

5.    MASTER DISTRIBUTOR'S RESPONSIBILITIES. Master Distributor agrees to a Market the "TEC Direct Phone Card," to the Master Distributor existing customer base, negotiate sales in accordance with the prices set forth on Exhibit A attached hereto, and deliver the Cards.

      b Cooperate in the collection, compilation and maintenance of data required to be reported by DIGITEC or its shareholders pursuant to any federal regulation or order.

      c Maintain documents and records ("Records") relating to the sales of Cards to Customers for a period of not less than twelve (12) months or such other longer period as may be required by applicable law, rule or regulation, and produce such documents, with the exception of customer lists, within a reasonable period of time upon request of DIGITEC.

5.    DIGITEC'S RESPONSIBILITIES. DIGITEC agrees to:

      a Master Distributor understands that the availability of service depends solely upon third party providers, and DIGITEC neither warrants nor is responsible for the performance or acts of those third party service providers.

      b     Provide customer service to Customers.

      c Taxes will be the responsibility of Frontier Communications under Paragraph 5.4 of its agreement with DIGITEC attached as Exhibit B. Master Distributor will be responsible to collect state sales tax exemption certificates.

      d Provided that Master Distributor maintains its monthly minimum revenues, DIGITEC shall issue it or its designees 50,000 stock options.

6. USE OF NAMES. Master Distributor shall provide to DIGITEC and Frontier Communications, Inc. for their prior review and written approval, all promotions, advertising or other materials using or displaying the name of DIGITEC, TEC Direct or Frontier.

7.    CONFIDENTIAL INFORMATION

      a The parties understand and agree that the terms and conditions of this Agreement, all documents referenced herein, communications between the parties regarding this Agreement or the Services described herein (including price quotes for any Services provided to Customers), and Customer and account information (collectively "Confidential Information"), are confidential as between Master Distributor and DIGITEC.

      b A party shall not disclose Confidential Information unless subject to discovery or disclosure pursuant to a law, rule, regulation or legal process, or to any other party or Master Distributors of a party including their respective investment bankers, lenders, lawyers, accountants, insurance carriers or prospective purchaser who have agreed not to disclose such Confidential Information. Violation by a party or its Master Distributors of the foregoing provisions shall entitle the non-disclosing party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond.

      c The parties further agree that any press release, advertisement or publication generated by a party regarding this Agreement, Cards or the Services or in which a party desires to mention the name of the other party or the other party's parent or affiliated company(ies), will be submitted to the non-publishing party for its written approval prior to publication.

      d The provisions of this Section 7 shall be effective as of the Effective Date and shall remain in full force and effect during the period of this Agreement and for a period of one (1) year after termination of this Agreement.

      e After the expiration of this Agreement or the termination of this Agreement by either party for any reason, upon request of a party, the other party shall return to the requesting party any physical or written records containing Confidential Information of the requesting party then in its possession.

8.    INDEMNIFICATION

      a Master Distributor agrees to indemnify and hold DIGITEC harmless from any and all claims, actions, damages, expenses and other liabilities, including reasonable attorneys' fees and costs of litigation, resulting from Master Distributor's acts, omissions or misrepresentations in violation of this Agreement.

      b DIGITEC agrees to indemnify and hold Master Distributor harmless from any and all claims, actions, damages, expenses and other liabilities, including reasonable attorneys' fees and the costs of litigation, resulting from DIGITEC's acts, omissions or misrepresentations in violation of this Agreement.

9. LIMITED LIABILITY. In no event will a party's performance or failure to perform its obligations hereunder result in such party's liability to the other party or any third party for any indirect, special, incidental, punitive, or consequential losses or damages, including without limitation, loss of revenue, loss of customers or clients, loss of goodwill or loss of profits arising in any manner from this agreement whether based on any theory or tort, breach of contract or statute of whether at law or in equity.

10.   OPTION TO PURCHASE CG COMM INC.

      DIGITEC shall have the option to purchase CG COMM at a purchase price of $5.0 million or its average monthly sales volume computed after the initial ramp up period, whichever is greater. For purposes of calculating monthly sales volume, any accounts originating from DIGITEC'S customer base shall be excluded from CG COMM's monthly sales volume. IF DIGITEC exercises its option, Master Distributor will be excluded from the business for a period of two years.

11.   GENERAL PROVISIONS

      a Assignment. Master Distributor may not assign this Agreement in whole or in part without the prior written consent of , which may be given or withheld in the sole discretion of DIGITEC; provided, that Master Distributor may enter into agreements to market and sell the Cards.

      b Amendment. This Agreement can be modified only by a written amendment signed Master Distributor and DIGITEC and shall not be modified or supplemented by any course of dealing or trade usage.

      c Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement because of circumstances beyond its control such as acts of God, acts of civil or military authorities, cable cuts, embargoes, epidemics, war, terrorist acts, riots, insurrections, fire, explosions, earthquakes, nuclear accidents, floods, or other major environmental disturbances, power blackouts, strikes, or from any other cause or whatsoever kind arising without its actual fault.

      d Choice of Law; Forum Selection. This Agreement is governed by the laws of the State of New York without regard to choice of law principles. Any legal action or proceeding with respect to this Agreement may only be brought in the Courts of the State of New York in and for the County of New York.

      e Agency Orders. All obligations under this Agreement shall be subject to legislation and to valid and applicable government agency orders, regulations, tariff provisions, and decisions and orders of courts of competent jurisdiction.

      f Severability. Both parties agree that it is of the intention of either party to violate public policy, state or federal statutory or common laws, and that if any sentence, paragraph, clause or combination thereof in this Agreement is in violation of the same, such paragraph, clause or sentence, or combination of the same shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

      g Authority. Each party represents and warrants that it has the requisite corporate power and authority to enter into this agreement and undertake its obligations hereunder, and that this Agreement has been executed and delivered by its duly authorized, and is the binding obligation of such party enforceable in accordance with its terms.

      h Notice. All notices, requests, or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States Mail, certified or registered, return receipt requested, or nationally recognized overnight mail service, addressed as follows:

      To Master Distributor:        CG Com, Inc.
                                    3262 Westchester Avenue
                                    Bronx, New York 10467
                                    Attention: Carlos Gomez

                                    Carlos Gomez
                                    3262 Westchester Avenue
                                    Bronx, New York 10467
                                    Fax: 718 829 5876

      To DIGITEC:                   DIGITEC 2000, INC.
                                    500 Fifth Avenue
                                    Suite 424
                                    New York, NY 10110
                                    Attention: Frank C. Magliato
                                    Fax: 212 944 2829

      i Entire Agreement. This Agreement, including Exhibits A and B attached hereto, constitutes the complete statement of the understandings between the parties regarding the subject matter hereof and supersedes all proposals and prior agreements (oral or written) between the parties relating thereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

DIGITEC 2000, INC.                      CG COM, INC.


By   /s/ Frank Magliato                  By   /s/ Carlos Gomez
     ----------------------------            ----------------------------
Title:  Frank Magliato, President       Title:  Pres
        -------------------------               -------------------------


                                        /s/ Carlos Gomez
                                        ----------------------------------
                                        Carlos Gomez